Exhibit 10.7

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

MASTER TRADEMARK ASSIGNMENT AGREEMENT

This Master Trademark Assignment Agreement (this “Assignment”) is made and entered into effective as of May 5, 2022 (the “Execution Date”) and effective as of the Completion (as defined below) (the “Effective Date”) by and among Intercept Pharmaceuticals, Inc., a company incorporated in Delaware, and RXF Technologies, Inc., a company incorporated in Delaware (collectively, the “Sellers”), and Mercury Pharma Group Limited, a company incorporated in England (the “Purchaser”).  The Sellers and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers are the sole and exclusive owners in the applicable jurisdiction of the Trademarks set forth on Schedule A attached hereto and made part hereof (collectively, the “Purchased Trademarks”); and

WHEREAS, in connection with (a) that certain Share Purchase Agreement, dated as of May 5, 2022 (the “Share Purchase Agreement”), by and among Intercept Pharmaceuticals, Inc., Intercept Pharmaceuticals LLC and the Purchaser, (b) that certain Sublicense Agreement, dated as of May 5, 2022 (the “Sublicense Agreement”), by and among Intercept Pharma Europe Ltd and the Purchaser, and (c) Intercept Pharma Europe Ltd. and Advanz Pharma Services (UK) Limited are entering into that certain Business Transfer Agreement as of the Execution Date whereby, upon the Completion Date, Licensee shall acquire the business of certain non-US subsidiaries of Intercept, the Purchaser wishes to acquire from the Sellers, and the Sellers wish to assign, transfer, convey and deliver to the Purchaser, the Purchased Trademarks.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Share Purchase Agreement and the other Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.Defined Terms.  Unless otherwise specifically provided herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement or the Sublicense Agreement (as applicable).
2.Conveyance and Acceptance of Purchased Trademarks.  Subject to section 10, the Sellers hereby assign, transfer, convey and deliver to the Purchaser (and to the Purchaser’s successors and assigns), all of its right, title and interest in and to the Purchased Trademarks, and (b) the Purchaser hereby accepts such assignment, transfer, conveyance, and delivery.
3.    License-back of Purchased Trademarks. The Purchaser hereby grants to the Sellers a non-exclusive, fully-paid, perpetual, irrevocable right and license, with the right to grant sublicenses, to use the Purchased Trademarks in the relevant jurisdiction to which such Purchased Trademark(s) relate for the purpose of and to the extent used (in the Sellers’ sole discretion) in (a) performing the ‘retained rights’ only with respect to the PBC Product as set out in clauses 2.3.1, 2.3.2, 2.3.3, 2.3.6 and 4.2 of the Sublicense Agreement, including running clinical trials to the extent contemplated in any those provisions, (b) Manufacturing and Packaging and Labelling the PBC Product in the Territory, and shipping the PBC Product from the Territory to the US, in supporting the Commercialization of the PBC Product in the US, (c) arranging, attending and presenting at investment bank or other financing/investment focused industry conferences, (d) arranging, attending and presenting at non-investment bank/financing/investment focused other industry conferences or seminars and/or trade shows (or anything similar) without using marketing materials incorporating use of a Purchased Trademark that have not been pre-approved by the Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned), and (e) drafting, reviewing, editing, publishing and/or submitting (or anything similar) publications and articles, in each case of the foregoing (b), (c), and (d) in the Territory only in connection with and in support of Seller’s Development and Commercialization of the PBC Product outside the Territory.
4.Purchaser Use.  For so long as the Purchased Trademarks remain valid, enforceable and in effect, the Purchaser, its Affiliates and its Sublicensees shall only use the Purchased Trademarks in order to Develop, Commercialize, Package and Label, use and import the PBC Product within the Territory.  For the avoidance of doubt, the Purchaser may not use the Purchased Trademarks in connection with any other products or for any other commercial activities, and may not use of any of the Purchased Trademarks in the US other than as expressly permitted under the Sublicense Agreement.  Seller acknowledges and agrees that Purchaser may use the domain names (acquired in connection with the Share Purchase Agreement) which domain names include the Purchased Trademarks.
5.Quality Control.
(a)Quality.  Purchaser shall adhere to the level of quality for the Packaging and Labeling of the PBC Products (and where any of the Sellers or any of their Affiliates have PBC Products made by Third Parties exercising its license rights to do so after a Selected Supply Event, the level of quality of such PBC Products) bearing the Purchased Trademarks at least as high as that maintained by any of the Sellers or Intercept Pharma Europe Ltd prior to and during the Term, and adhere to such other quality control standards for the Packaging and Labeling (and in the event of a Selected Supply Event, any other quality control standards of PBC Products) as Sellers from time to time communicate to Purchaser.
(b)Samples.  Purchaser will submit samples of all the Packaging and Labeling of PBC Products bearing the Purchased Trademarks (and where any of the Sellers or any of their Affiliates have PBC Products made by Third Parties exercising its license rights to do so after a Selected Supply Event, samples of such PBC Products) to Sellers for approval prior to the first use of a Purchased Trademark thereon, provided, however, that Purchaser may continue to sell any PBC Product bearing a Purchased Trademark in the form that is substantially similar to that sold by Sellers, their Affiliates and their respective sublicensees prior to the Effective Date, without prior approval.
(c)Inspection.  Sellers will have the right to inspect, upon reasonable notice and during normal business hours, Purchaser’s, its Affiliates’ and Sublicensees’ premises, records, operations and samples in connection with the use of the Packaging and Labeling of PBC Products bearing the Purchased Trademarks (and where any of the Sellers or any of their Affiliates have PBC Products made by Third Parties exercising its license rights to do so after a Selected Supply Event, such PBC Products), provided, however, that such inspections shall not be conducted in a manner that unduly interferes with Purchaser’s operations.
6.Consideration.
6.1In consideration for the assignment of the Purchased Trademarks in accordance with the terms hereunder, Purchaser shall make a one-time, non-refundable, non-creditable amount to Intercept Pharmaceuticals, Inc. of US$1,000,000 in cash and cleared funds on the Completion Date in accordance with the provisions of Section 6.2.
6.2Unless otherwise directed by Sellers in writing, all payments made hereunder shall be made by deposit of US Dollars in the requisite amount to “Intercept Pharmaceuticals, Inc.” and will be made by delivery by ACH/WIRE to an account notified by Intercept Pharmaceuticals, Inc to Purchaser no less than three (3) Business Days before the date such payment is due.

6.3The consideration for the Purchased Trademarks or other supply by Sellers for VAT purposes made or deemed to be made under this Assignment, including any non-monetary consideration, shall be deemed to be expressed as exclusive of any applicable VAT.  Purchaser shall make all payments due hereunder (in addition to the consideration) and shall pay to Sellers all VAT that Sellers are required to account for in relation to amounts paid or consideration given under this Assignment.
6.4The Parties consider that, as the Assignment is granted in connection with the sale of the Business (as defined in the BTA) under (and is required to be entered into under the terms of) the BTA and will be used for the purposes of the Business, the grant of this Assignment will form part of a transfer of a TGOC, and they shall use their reasonable endeavours to procure that such grant is so treated by HMRC.  This obligation shall not require the Sellers to make any appeal against any determination of HMRC that the grant does not amount to a TOGC.
6.5If it is determined that the grant of this Assignment does not constitute a TOGC, or part of a TOGC, then the VAT chargeable by the Sellers to the Purchaser shall be paid within ten (10) Business Days of the receipt by the Sellers of a valid VAT invoice and a copy of the confirmation from HMRC (such documentation to be delivered by the Sellers as soon as possible after receipt from HMRC).
6.6The Purchaser warrants and undertakes to the Sellers that: (a) it is and will at Completion be registered for UK VAT purposes as a member of a VAT group with Advanz Pharma Services Limited; (b) the Purchased Trademarks that are the subject of this Assignment will be used by Advanz Pharma Services Limited for the purposes of the Business; and (c) it is not taking the grant of this Assignment as a nominee of any other Person.
7.Recordation of this Assignment.  The Sellers hereby authorize the Purchaser to record, and the Purchaser shall, at its sole cost and expense, be solely and exclusively responsible for the recording of, this Assignment with all applicable trademark offices or other relevant Authorities.
8.Indemnification by the Sellers.  The Sellers shall indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees and agents from and against any and all Damages, arising out of or resulting from any Third Party Claim to the extent arising from any exploitation by the Sellers, their Affiliates and/or their respective sublicensees of the Purchased Trademarks as provided under the license granted to the Sellers and/or their Affiliates in Section 3; provided that the Sellers shall not have any obligation under this Section 8 to the extent such Damages arise out of the gross negligence, recklessness, or wrongful acts or omissions of the Purchaser. The provisions of Section 11.3 and 11.4 of the Sublicense Agreement shall govern the indemnification process and any settlement.
9.Liability of the Seller. Notwithstanding any other provision of this Assignment, the Parties acknowledge that the provisions of clause 10.1 of the Share Purchase Agreement shall operate to limit the liability of the Seller and each other member of the Intercept Group pursuant to this Assignment.
10.Further Acts.  The Purchaser shall, at its sole cost and expense (including, without limitation, all legal fees, internal costs, filing and recording fees and any third party costs and expenses), be solely and exclusively responsible for (a) preparing, obtaining execution of, filing and/or recordation of assignments, agreements, instruments and other documents (including, without limitation, any and all powers of attorney, translations and jurisdiction-specific forms) to effect, or otherwise memorialize, the transfer of the Purchased Trademarks to the Purchaser throughout all applicable jurisdictions and (b) taking any other actions to effect, or otherwise memorialize, the transfer of the Purchased Trademarks to the Purchaser.  The Sellers shall have no responsibility, obligation or liability with respect to the matters set forth in the preceding sentence.  Notwithstanding the foregoing, the Sellers shall, at the Purchaser’s sole cost and expense (including reasonable attorneys’ fees, internal costs and out-of-pocket expenses), execute, and cause its then-current employees to execute, any documents necessary for the transfer of the Purchased Trademarks within a commercially reasonable period of time following the Purchaser’s reasonable written request, such request to include the applicable document(s), a description of such document(s) and the requested action(s). The Sellers shall invoice the Purchaser for any such costs and expenses incurred by the Purchaser in performing any acts in connection with the preceding sentence, and the Purchaser shall pay such invoice within the end of the month following the month in which such invoice was received by the Purchaser.
11.Conditionality.
(a)In this section 10, “Completion” has the meaning given in the Share Purchase Agreement. This Assignment is conditional in all respects on Completion taking place. Notwithstanding any other provision in it, this Assignment shall not take effect (and no term in it shall have effect) until Completion takes place. On and with effect from Completion, this Assignment shall have full effect in accordance with its terms.
(b)In the event that: (i) prior to Completion, the Share Purchase Agreement is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it or otherwise) (each a “Termination”) or (ii) Completion has not taken place on or prior to the Longstop Date (as defined in the Share Purchase Agreement); on and with effect from the first to occur of (a) the Longstop Date; and (b) the date of such Termination, this Assignment shall automatically terminate and it shall have no effect (as if void when first entered into). On and after automatic termination of this Assignment, no Party to it shall have any liability to any other Party to it pursuant to its terms and/or in respect of a breach of it, whether actual or contingent and whether in relation to the actual time of termination or the period prior to or following termination.
12.Governing Law, Jurisdiction and Venue.  This Assignment be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law provisions thereof that would result in the application of the law of any jurisdiction other than the State of New York.  Each Party hereby submits itself for the purpose of this Assignment and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located within the Borough of Manhattan in the City of New York, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts.
13.Waiver and Non-Exclusion of Remedies.  Any term or condition of this Assignment may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.
14.Successors and Assigns.  This Assignment will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
15.Amendment.  This Assignment may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.
16.Entire Agreement.  This Assignment, together with the Schedule expressly contemplated hereby and attached hereto, the Share Purchase Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Assignment or the Share Purchase Agreement.
17.Counterparts.  This Assignment may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.  Each counterpart shall constitute an original of this Assignment, but all the counterparts shall together constitute one and the same agreement. A signed copy of this Assignment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the Execution Date.

Intercept Pharmaceuticals, Inc.

By:	/s/ Andrew Saik
Name:	Andrew Saik
Title:	Authorised Signatory

Mercury Pharma Group Limited

By:	/s/ Andreas Stickler
Name:	Andreas Stickler
Title:	Director

RXF Technologies, Inc.

By:	/s/ Rocco Venezia
Name:	Rocco Venezia
Title:	President

Schedule A

Purchased Trademarks

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